JOHN HANCOCK CAPITAL SERIES

on behalf of John Hancock U.S. Global Leaders Growth Fund

AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

AMENDMENT made this 1st day of June, 2013 to the Investment Management Contract dated May 13, 2002, as amended (the “Agreement”), between John Hancock Capital Series, a Massachusetts business trust, on behalf of its series John Hancock U.S. Global Leaders Growth Fund (the “Fund”), and John Hancock Advisers, LLC, a Delaware limited liability company.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.         CHANGE IN SECTION 4 - COMPENSATION OF THE ADVISER

Section 4 of the Agreement, “COMPENSATION OF THE ADVISER,” is hereby amended to reflect the following fee schedule for the Fund and any contrary fee schedule information is hereby superseded:

Fund	First $500 Million of Average Daily Net Assets	Next $500 Million of Average Daily Net Assets	Next $1 Billion of Average Daily Net Assets	Next $3 Billion of Average Daily Net Assets	Excess over $5 Billion of Average Daily Net Assets
John Hancock U.S. Global Leaders Growth Fund	0.750%	0.730%	0.710%	0.700%	0.650%

2.         EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.         DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CAPITAL SERIES
on behalf of John Hancock U.S. Global Leaders Growth Fund

By:   /s/ Hugh McHaffie

         Hugh McHaffie

         President

JOHN HANCOCK ADVISERS, LLC

By:   /s/ Leo Zerilli

         Leo Zerilli

         Senior Vice President and Chief Investment Officer